Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Waters Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	Rule 457(c) and Rule 457(h)	750,000 (2)	$345.55 (3)	$259,162,500.00	0.0001531	$39,677.78

Total Offering Amounts					$259,162,500.00		$39,677.78

Total Fee Offsets							$0.00

Net Fee Due							$39,677.78

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form
S-8
(this “Registration Statement”) also covers additional shares of common stock, $0.01 par value per share (the “Common Stock”) of Waters Corporation (the “Registrant”) that may become issuable under the Waters Corporation Amended and Restated 2009 Employee Stock Purchase Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Represents 750,000 additional shares of Common Stock that may be offered or sold pursuant to the Plan, which were added to the Plan when an amendment and restatement of the Plan was approved by a vote of the Registrant’s stockholders on May 22, 2025.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of Common Stock as reported on the New York Stock Exchange on June 12, 2025, which date is within five (5) business days prior to the filing of this Registration Statement.